Exhibit 99.1
FOR IMMEDIATE DISTRIBUTION
FuelCell Energy Announces Registered Direct Offering of Common Stock
Offering raises gross proceeds of approximately $19 million
Danbury, CT — January 10, 2011 — FuelCell Energy, Inc. (NASDAQ: FCEL) a leading manufacturer of ultra-clean, efficient and reliable power plants using renewable and other fuels for commercial, industrial, government, and utility customers, today announced that it has entered into a definitive agreement with an institutional investor to sell an aggregate of 10,160,428 units at a negotiated price of $1.87 per unit, with each unit consisting of (i) one share of its common stock, par value $0.0001 per share (“Common Stock”) and (ii) one warrant to purchase 1.0 share of Common Stock, in a registered direct offering for gross proceeds of $19.0 million. The net proceeds from the sale of the units, after deducting the placement agent fees and other estimated offering expenses, will be approximately $17.8 million. The Company intends to use the proceeds from this offering for product development, project financing, expansion of manufacturing capacity, and general corporate purposes.
The warrants have an exercise price of $2.29 per share and are exercisable beginning on the date that is six months and one day after the closing date and will expire twenty one months after issuance. Additionally, FuelCell Energy will obtain the right, subject to certain conditions, to require the investor to purchase up to 10.0 million additional shares approximately nine months after the initial closing date of the transaction. The sale price for the additional shares will be based on a fixed ten percent discount to a volume weighted average price (VWAP) measurement at the time FuelCell Energy exercises the option. FuelCell Energy cannot require the investor to purchase more than $20 million of additional shares.
The offering is expected to close on or about January 13, 2011, subject to the satisfaction of customary closing conditions. Lazard Capital Markets LLC served as the sole placement agent for the offering.
A shelf registration statement relating to these securities was previously filed and declared effective by the Securities and Exchange Commission. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A preliminary prospectus supplement related to the offering has been filed with the Securities and Exchange Commission and is available on the SEC’s web site at http://www.sec.gov. When available, copies of the final prospectus supplement relating to this offering can be obtained at the Securities and Exchange Commission’s website http://www.sec.gov. or from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of FuelCell Energy, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About FuelCell Energy
DFC® fuel cells are generating power at over 50 locations worldwide. The Company’s power plants have generated over 650 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The Company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc.
Kurt Goddard, Vice President Investor Relations
203-830-7494
kgoddard@fce.com
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